MARCAM CORPORATION REPORTS THIRD QUARTER RESULTS

     NEWTON, Mass., July 22, 1997 -- Marcam Corporation (NASDAQ:MCAM) today reported revenues of $44.0 million for its third fiscal quarter ended June 30, 1997, compared to $51.2 million for the quarter ended June 30, 1996. On a comparable basis, excluding revenue from Foresight Software, which was divested effective June 30, 1996, revenue for the quarter ending June 30, 1996, was $48.0 million.

     The company recorded a net loss for the quarter of $27.0 million, or $2.35 per share, compared with a net loss of $10.6 million, or $0.93 per share, in the quarter ended June 30, 1996. This loss includes restructuring and other special charges of $18.5 million, which was less than the previously announced $22.0 million principally because of the cost of restructuring operations is expected to be less than anticipated. Of the $18.5 million charge, $4.2 million related principally to reduction of headcount and related facility charges, $11.1 million related to the write-off of previously capitalized software, and $3.2 million related to costs associated with the spin-off of Marcam Solutions, Inc. The company ended the quarter with $9.8 million in cash and cash equivalents.

     For the quarter ended June 30, 1997, the MAPICS portion of the business had revenues of $22.0 million, with pro-forma net income of $3.0 million. MAPICS continued to show positive growth in the third quarter with an increase in license revenue of 24% and an increase in total revenue of 21% compared to the third quarter last year.

     For the quarter ended June 30, 1997, the PRISM, Protean and Avantis portions of the business had revenue of $22.0 million with pro-forma net losses of $31.7 million (including the restructuring and other charges). "This past quarter has been challenging due to the restructuring of our company and streamlining the operations of the portion of the company's business relating to the PRISM, Protean and Avantis product lines, which will be conducted by Marcam Solutions, Inc. after the spin-off. There were encouraging signs, however," said President and CEO Michael Quinlan. "The growing interest in Protean is reassuring. In the last quarter we closed eight new Protean ERP accounts. We continue to believe that increased revenues from the PRISM, Protean and Avantis product lines, together with the cost reduction expected to result from the recent restructuring, are necessary for Marcam Solutions to achieve profitability and positive cash flow. We believe the increased level of activity provides the company with opportunities to achieve increased revenue."

     As previously announced, the stockholders approved the spin-off to the company's stockholders in a tax-free distribution of all of the outstanding shares of common stock of Marcam Solutions, Inc. In connection with the spin-off, the Company will transfer to Marcam Solutions, the business, assets and liabilities relating to the Company's PRISM, Protean and Avantis product lines and will contribute to Marcam Solutions an aggregate of $39 million in cash. The Company (which will be renamed "MAPICS, Inc." in connection with the spin-off) currently expects to finance the cash contribution with a portion the net proceeds from a public offering of 6,000,000 shares of common stock, which is currently expected to occur by the end of July, 1997.

     The foregoing statements that are not historical facts may be forward-looking statements. The forward-looking statements in this release are made pursuant to the safe harbor provisions of the

Private Securities Litigation Reform Act of 1995. These forward-looking statements involve a number of risks and uncertainties including, but not limited to, fluctuations in quarterly results, particularly resulting from lengthy sales cycles, the variable size of the Company's transactions with customers and relatively fixed expenses in the short term; successful development and enhancement of the Company's products; market acceptance of the Company's products; availability of funds for the continued financing of the Company's operations and development activities; and the highly competitive nature of the Company's markets. Further information on potential factors that could affect the Company's business, prospects, financial condition and results of operations are included in filings made by the Company from time to time with the Securities and Exchange Commission, including the Company's Annual Report on Form 10-K for the fiscal year ended September 30, 1996 and the Company's Proxy Statement/Prospectus dated June 16, 1997. Any forward-looking statements should be considered in light of these factors. Actual results may vary materially.

     Founded in 1980, Marcam Corporation is a leading supplier of enterprise software applications and services for process and discrete manufacturing companies worldwide. The company's Protean, PRISM, MAPICS XA, and Avantis products have been installed in thousands of customer locations around the world and operate on platforms including IBM's AS/400 Advanced Series and RISC System/6000, Hewlett-Packard Company's HP 9000, Digital Equipment Corporation's Alpha Server Systems and Intel-based personal computers. Represented in more than 50 countries, Marcam has offices throughout North America, Europe, the Middle East, Asia Pacific, and Latin America, complemented by a worldwide affiliate organization. Marcam customers include such multinational companies as Coca-Cola USA, Emerson Electric, Engelhard Corporation, Ralston Purina, Rohm and Haas, Rhne Poulenc and Westinghouse. For more information, visit our home pages on the World-Wide Web at URL http://www.marcam.com.


     Note to Editors: Marcam, Protean and PRISM are registered trademarks of Marcam Corporation. (U.S. Patent Pending). MAPICS is a registered trademark of Mapics, Inc. and Marcam Corporation. AS/400 Advanced Series and RISC System/6000 are registered trademarks of IBM. HP-9000 is a trademark of Hewlett Packard Company. Digital, the Digital logo and AlphaServer are trademarks of Digital Equipment Corporation. Microsoft, BackOffice, the BackOffice logo, MSN, ActiveX, Windows, Windows NT and the Windows logo are either registered trademarks or trademarks of Microsoft Corporation. Other products and company names mentioned may be trademarks and/or registered trademarks of their respective companies.

                               MARCAM CORPORATION
                           CONSOLIDATED BALANCE SHEETS

                                 (In thousands)
                                   (unaudited)

                                                            June 30,       September 30,
                                                             1997               1996
                                                            --------       -------------
   ASSETS
   Current assets:
      Cash and cash equivalents                                $   9,813      $  21,817
      Accounts receivable, net                                    45,825         50,602
      Prepaid expenses and other current assets                   10,800          6,132
                                                               ---------      ---------
                   Total current assets                           66,438         78,551
                                                               ---------      ---------
   Property and equipment, net                                    10,041         10,954
   Computer software costs, net                                   19,125         31,292
   MAPICS intangible costs, net                                    4,981          5,325
   Other assets                                                    2,445          6,080
                                                               ---------      ---------
                   Total assets                                $ 103,030      $ 132,202
                                                               =========      =========

   LIABILITIES AND STOCKHOLDERS' EQUITY
   Current liabilities:
      Accounts payable                                         $  10,370      $  13,496
      Accrued expenses and other current liabilities              44,935         41,272
      Deferred revenue                                            42,654         39,235
                                                               ---------      ---------
                   Total current liabilities                      97,959         94,003
                                                               ---------      ---------
      Long-term debt                                              25,438         25,764
      Deferred income taxes                                          830            761
                                                               ---------      ---------
                   Total liabilities                             124,227        120,528
                                                                ---------     ---------

   Stockholders' equity:
      Preferred stock                                                325            325
      Common stock                                                   115            114
      Additional paid-in capital                                  77,577         76,602
      Accumulated deficit                                        (98,188)       (62,795)
      Unamortized deferred compensation                             --             (585)
      Cumulative translation adjustment                           (1,026)        (1,987)
                                                                ---------     ---------
                   Total stockholders' equity                    (21,197)        11,674
                                                                ---------     ---------
                   Total liabilities and stockholders' equity  $ 103,030      $ 132,202
                                                               =========      =========

                               MARCAM CORPORATION
                      CONSOLIDATED STATEMENTS OF OPERATIONS

                      (In thousands, except per share data)
                                   (unaudited)


                                                                  Three Months Ended                  Nine Months Ended
                                                                       June 30,                           June 30,
                                                                1997              1996             1997             1996
                                                           ---------------    --------------   --------------  ---------------
Revenues:
     License                                                  $ 17,698            $ 24,085       $  55,782      $  65,493
     Services                                                   26,344              27,099          77,811         83,121
                                                             ----------          ----------      ----------     ----------
        Total revenues                                          44,042              51,184         133,593        148,614
                                                             ----------          ----------      ----------     ----------
Operating expenses:
     Cost of license revenues                                    3,967               3,484          12,642         11,870
     Costs of services revenues                                 14,695              17,142          43,813         53,680
     Selling and marketing                                      18,828              21,337          55,586         62,110
     Product development                                         9,637               7,339          25,317         20,966
     General and administrative                                  3,197               2,361           7,513          7,782
     Restructuring and other charges                            18,535               8,300          18,535          8,300
                                                             ----------          ----------      ----------     ----------
        Total operating expenses                                68,859              59,963         163,406        164,708
                                                             ----------          ----------      ----------     ----------

Operating loss                                                 (24,817)             (8,779)        (29,813)       (16,094)
Litigation settlement                                               --                  --              --         (3,250)
Interest and other income                                           79                 260             695          1,195
Interest and other expense                                      (1,238)               (953)         (3,273)        (2,890)
                                                             ----------          ----------      ----------     ----------
Loss before income tax expense                                 (25,976)             (9,472)        (32,391)       (21,039)
Income tax expense                                               1,001               1,110           3,002          3,151
                                                             ----------          ----------      ----------     ----------
Net loss                                                     $ (26,977)           $(10,582)       $(35,393)      $(24,190)
                                                             ==========          ==========      ==========     ==========
Net loss per share                                           $   (2.35)           $  (0.93)       $  (3.09)      $  (2.13)
                                                             ==========          ==========      ==========     ==========

Weighted average number of shares outstanding                   11,498              11,429          11,472         11,382



CONTACT: Marcam Corp.
         Press Relations:
         Kim Christie, 617-928-5895
         or
         Sharon Clark, 617-928-8758
         or
         Investor Relations:
         George Chamberlain, 617-928-5732